[LETTERHEAD OF

                             TROUTMAN SANDERS LLP]



                                August 11, 2000



Amtran, Inc.
American Trans Air, Inc.
7337 West Washington Street
Indianapolis, Indiana 46231

         Re:      American Trans Air, Inc. - 2000-1 EETC Pass-
                             Through Certificates

Ladies and Gentlemen:

          You have asked us to provide you with an opinion in connection with the filing of your registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in respect of the registration under the Securities Act of the Pass Through Certificates, Series 2000-lC (the "New Class C Certificates") and the Pass Through Certificates, Series 2000-1G (the "New Class G Certificates") (the New Class C Certificates and the New Class G Certificates being the "New Certificates"), to be offered in exchange for all outstanding Pass Through Certificates, Series 2000-1C and Series 2000-1G (collectively, the "Old Certificates"). Each of the New Class C Certificates and the New Class G certificates represents or will represent a fractional undivided interest in (respectively) the American Trans Air, Inc. 2000-lC-S Pass Through Trust and the American Trans Air, Inc. 2000-1G-S Pass Through Trust (the "Trusts"). The Trusts were formed pursuant to two separate pass-through trust agreements, each dated as of February 15, 2000 (collectively, the "Pass-Through Trust Agreements"), between American Trans Air, Inc. ("ATA") and Wilmington Trust Company, as pass-through trustee under each Trust (the "Trustee"). In its individual capacity, Wilmington Trust Company is herein referred to as "WTC". The applicable underlying payments on the New Certificates will be fully and unconditionally guaranteed under a guarantee agreement (the "Guarantee") by Amtran, Inc. ("Amtran").

          In connection with this opinion letter, we have examined the Registration Statement, including the


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Prospectus that forms a part of the Registration Statement. We have also examined executed counterparts, forms, or copies otherwise identified to our satisfaction of the following documents: the two pass-through trust agreements under which the Old Certificates were issued, the Pass- Through Trust Agreements, the February 15, 2000 Exchange and Registration Rights Agreement (the "Registration Rights Agreement"), and the forms of Old Certificates and New Certificates, each filed as an exhibit to the Registration Statement (collectively, the "Documents").

          We have also examined and relied on originals or copies of such other documents, such certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein, and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the Documents.

          Based on the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

          When issued in exchange for the Old Certificates pursuant to the Registration Rights Agreement and authenticated pursuant to the Pass-Through Trust Agreements, the New Certificates and the Guarantee will be duly authorized, legal, valid, and binding obligations of the Trusts or Amtran.

          The foregoing opinion is subject to the following assumptions, exceptions, and qualifications:

          A. The foregoing opinion is limited to the laws of the state of New York and the federal laws of the United States of America, except that we express no opinion with respect to (1) the laws, regulations, or ordinances of any county, town, or municipality or governmental subdivision or agency thereof, (2) state securities or blue sky laws or federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Trust Indenture Act of 1939, and the Investment Company Act of 1940, (3) any federal or state tax, antitrust, or fraudulent transfer or conveyance laws, (4) the Employee Retirement Income Security Act of 1974, or (5) 49 U.S. Code subtitle VII, or any other laws, rules, or regulations governing, regulating, or relating to the acquisition,


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ownership, registration, use, or sale of an aircraft, airframe, or aircraft engine or to the particular nature of the equipment acquired or to be acquired.

          B. The foregoing opinion regarding enforceability of any document is subject to (1) applicable bankruptcy, insolvency, and similar laws relating to or affecting the rights and remedies of creditors generally, and (2) general principles of equity.

          C. To the extent that our opinions in this opinion letter involve conclusions as to the matters set forth in the opinion letters, dated today's date, of (1) Richards, Layton & Finger, (2) Cravath, Swaine & Moore, and (3) Brian T. Hunt, we have assumed the correctness of the matters set forth in such opinions.

          D. We have assumed the due authorization, execution, and delivery of the Operative Agreements by each of the parties thereto, that each of such parties has the power and authority to execute, deliver, and perform each such Operative Agreement and has obtained or made all necessary consents, approvals, filings, and registrations in connection therewith (except any required by ATA or Amtran), that such execution, delivery, and performance do not violate the charter, by-laws, or similar instrument of such parties, and that WTC is duly organized, validly existing, and in good standing in its jurisdiction of organization and that WTC and the Trustee are qualified to transact business in each jurisdiction where such qualification is required.

          E. We have assumed the due authorization, execution, and issuance of the Old Certificates by the Trustee and the due authentication thereof by the Trustee and the delivery thereof against payment therefor, all in accordance with each of the related pass-through trust agreements.

          F. We have assumed that all signatures on documents examined by us are genuine, that all persons signing such documents have legal capacity, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies or specimens conform to the originals.

          The addressees may rely on this opinion in connection with the matters set forth herein. Without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose, or be relied on by the addressees for any other purpose. Notwithstanding the foregoing, we hereby consent


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to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Troutman Sanders LLP under the headings "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                           Very truly yours,

                                           TROUTMAN SANDERS LLP


                                           By: /s/ Robert D. Strauss
                                               Robert D. Strauss, partner